DocuSign Envelope ID: 92250578-48D4-4750-B844-6BEA8AB27071

August 29, 2022

Gordon Scott Thanisch

Subject: Employment Offer

Dear Scott,

We are pleased to offer you the position of Executive Vice President, Chief Financial Officer and Treasurer at Orion Group Holdings, Inc. The position will be located at our corporate office in Houston, Texas and you will be responsible for the Accounting, FP&A, Treasury, IT, and Internal Audit functions of the Company, and for otherwise acting in the best interest of the Company’s stockholders.

Major provisions of this offer of employment include:

Start Date:

Report to the Houston office on September 12, 2022, or as soon thereafter as possible.

Starting Salary:

$8,173.07 per week ($425,000 annualized)

Annual Target Bonus:

You will be eligible for a target bonus of up to 75% of your base salary for achieving target or above, no payment below 80% of target achievement. Bonus achievement is based on the Company’s consolidated financial performance, operational performance, and individual performance.

Stub Bonus:

You will receive a $100,000 in stub bonus for the period of October to December 2022 if the Company achieves $25 million in EBITDA during the 2022 fiscal year and substantial progress is made in replacing the current Credit Facility.

DocuSign Envelope ID: 92250578-48D4-4750-B844-6BEA8AB27071

Offer of Employment Gordon Scott Thanisch August 29, 2022

Equity Awards:

Long-Term Incentive Awards: currently 60% Restricted Stock, 40% Performance Units. You will receive an equity compensation award valued at $360,000 in Restricted Stock value with number of shares based on stock price on the start date of your employment.

You will also receive $240,000 Performance Unit value with the number of performance units based on the stock price on the start date of your employment. Three-year cliff vesting, dependent upon Performance based on 75% Return on Invested Capital and 25% Total Stockholders’ Value, as such values are determined upon approval of the 2023 Budget by the Board of Directors.

You will be eligible for annual equity award consideration, generally consistent with past practices. Such grants for NEO’s are typically granted as a combination of Restricted Stock and Performance Units but may vary at the Company’s sole and absolute discretion. Grants are based on the closing price of the Company’s stock on the date of grant and typically vest over a three-year period. All terms and conditions of Orion’s Long-Term Incentive Plan would apply. Please also note that the Board of Directors otherwise maintains considerable discretion as to all aspects of executive compensation.

Vehicle:

A Company vehicle and a company gas card, or at your option, a vehicle allowance of $1,050.00 per month plus a company gas card will be provided for your use in accordance with all terms and conditions of Company policies.

Group Healthcare:

You will be eligible to participate in the Company’s medical, dental, vision, prescription drug, life, accidental death and disability, short term, and long-term disability plans on the first day of the next month following your date of hire. You will also be eligible to participate in the Medical Expense Reimbursement Plan (MERP) which is designed to pay healthcare expenses not paid by the Cigna OAS Plus plan.

Initial Initial

DocuSign Envelope ID: 92250578-48D4-4750-B844-6BEA8AB27071

Offer of Employment Gordon Scott Thanisch August 29, 2022

401(k) Plan:

You will be eligible to participate in the Orion 401(k) Retirement Plan upon your date of hire. Your entry date into the plan will be the first day of the month following your enrollment. After six (6) months of employment, the Company matches 100% of the first 2% of your eligible contributions and 50% of the next 2% of your eligible contributions.

Paid Time Off:

You will earn 3.85 hours of paid time off per week starting on your date of hire. This is equivalent to 5 weeks of paid time off per year, with a maximum earned limit of 6 weeks.

Mobile Stipend:

You will receive a mobile phone stipend in the amount of $75.00 per month paid weekly in the amount of $17.30 via the Company’s normal payroll procedures.

General:

You will be eligible for 9 Holidays per year in accordance with Company policy.

You will also be subject to a post-employment non-compete and non- solicitation obligation and the benefit of severance entitlements under certain circumstances, as described in the Company’s SEC filings made in respect of the Company’s former CFO, with the exception that such annual incentive would be restricted to that paid or payable in respect of the Company’s prior fiscal year. Please see the attached Exhibit A.

The terms and conditions of all benefit plans and programs apply.

The guiding beliefs and core values of Orion are centered on Quality, Safety and Production (each of equal weight and importance) but, most importantly, with each built upon the all- important foundation of Integrity.

Quality

As Employees of Orion:

●	We take pride in our personal workmanship and that of the entire Orion team;
●	We are committed to ensuring that each task is properly and correctly performed the first time; and
●	We will continually improve upon everything we do, every day.

Initial Initial

DocuSign Envelope ID: 92250578-48D4-4750-B844-6BEA8AB27071

Offer of Employment Gordon Scott Thanisch August 29, 2022

Safety

As Employees of Orion:

●	We are responsible and accountable for our own personal safety;
●	We are equally responsible and accountable for the safety of all our co-workers and any others we come in contact with; and
●	We are authorized and obligated to stop work whenever an unsafe condition or situation is anticipated or is observed by us.

Production

As Employees of Orion:

●	We are to safely perform assigned tasks in the most efficient, timely and effective manner possible;
●	We are expected to safeguard all Company equipment and facilities; and
●	We must always act in the best interest of the Company.

Integrity

●	The foundation of Orion’s success and its commitment to Quality, Safety and

Production rests upon Integrity;

●	We view integrity as our ability to be honest, ethical, sincere, and forthright in our dealings with others;
●	We will apply the foundation of integrity in everything we do; and
●	Whenever we as individuals or the Company makes a commitment, that commitment must be kept.

Your employment will be on an “at-will” basis, which means that, subject to the terms of your CFO employment agreement’s terms of separation, either you or the Company can terminate the employment relationship at any time with or without reason or prior notice. Your employment is contingent upon satisfactory results of our background check and pre- employment alcohol and drug screen. All employees, current and former, must maintain confidentiality by not disclosing to others any confidential, proprietary or trade secret information belonging to the Company.

We look forward to your positive response to our offer of employment and your participation as a member of the Orion team. If I can answer any questions or provide additional information, please do not hesitate to contact me at (941) 416-5365 or Pete Buchler at (504) 913-8487.

Please confirm your acceptance of our job offer and the terms of employment by signing the offer letter below and returning the signed original to me.

Initial Initial

DocuSign Envelope ID: 92250578-48D4-4750-B844-6BEA8AB27071

Offer of Employment Gordon Scott Thanisch August 29, 2022

Best regards,

Austin J. Shanfelter

Interim Chief Executive Officer

AGREED AND ACCEPTED:

August 29, 2022

Gordon Scott Thanisch

Attachments:

Exhibit A: Relocation Expense Reimbursement Agreement

Exhibit B: Summary of Benefits Payable to the CFO in Various Termination Scenarios

Initial Initial

DocuSign Envelope ID: 92250578-48D4-4750-B844-6BEA8AB27071

Offer of Employment Gordon Scott Thanisch August 29, 2022

Exhibit A

RELOCATION EXPENSE REIMBURSEMENT AGREEMENT

This is a Relocation Expense Reimbursement Agreement between Gordon Scott Thanisch (hereinafter “Employee”) and Orion Group Holdings, Inc. (hereinafter referred to as the “Company”) (collectively referred to as the “Parties”).

Initially and until you have relocated to Houston, you will be provided with temporary housing allowance equal to the costs of leasing/maintaining an apartment or house until such time that you have relocated to Houston, which is anticipated to occur in mid- summer of 2023. During this transition period you also will be reimbursed for two “house hunting” trips to Houston. The Company will also provide reimbursement of actual out of pocket expenses for the movement of your household goods and personal effects from Roanoke, Texas to the Houston, TX area (budgeted at $10,000).

We hope and expect that you will have a lengthy career with the Company; however, the following information is for transparency regarding your relocation.

I.	Employee agrees that if he resigns or is terminated for cause (as determined in management’s discretion) within 12 months from the date of the move to the new work location. Employee will reimburse the Company the full amount of the transition and relocation monies paid to them.
II.	If Employee resigns or is terminated for cause (as determined in management’s discretion) between 13 and 24 months following the date of the move to the new work location, Employee agrees to pay the Company half, or 50%, of the transition and relocation monies paid to them.
III.	Employee expressly authorizes the Company to deduct the reimbursement owed by Employee from Employee’s final paycheck, and Employee further irrevocably, and unconditionally agrees to repay any remaining balance amount within 30 days following Employee’s employment separation. If Employee fails to repay the remaining balance amount within the time period allowed, and the Company institutes legal action to collect said amount, Employee further irrevocably, and unconditionally agrees to reimburse the Company for its reasonable attorneys’ fees and costs incurred in pursuing said collection.
IV.	This reimbursement agreement in no way constitutes a contract of employment for any definite term. This agreement in no way alters Employee’s at-will status,

Initial Initial

DocuSign Envelope ID: 92250578-48D4-4750-B844-6BEA8AB27071

Offer of Employment Gordon Scott Thanisch August 29, 2022

nor prohibits either Employee or the Company from ending the employment relationship at any time for any reason, with or without notice. It simply sets forth the Parties’ understanding of Employee’s financial obligations should Employee’s employment terminate within the referenced time periods.

V.	Employee agrees to give the Company a full accounting of the relocation expenses paid and how same was utilized. Employee understands and agrees that he is solely responsible for any taxes that may be due for part or all of these relocation monies. Employee further agrees to indemnify, defend, and hold Employer harmless for any and all liability which may be asserted against Employer by the United States of America or the State of Texas for taxes or other withholdings, together with interest and penalties thereon, with respect to the payment herein to Employee.

Agreed to this 29 the day of August 2022.

Orion Group Holdings, Inc.

By:

Gordon Scott ThanischName: Austin J. Shanfelter

Title: Interim CEO

Initial Initial

DocuSign Envelope ID: 92250578-48D4-4750-B844-6BEA8AB27071

Offer of Employment Gordon Scott Thanisch August 29, 2022

Exhibit B

SUMMARY OF BENEFITS PAYABLE TO THE CFO IN VARIOUS TERMINATION SCENARIOS

The table below summarizes the benefits payable to the CFO in various termination scenarios. No benefits are payable if the executive voluntarily terminates employment without good reason, or employment is terminated by Company for cause. Equity awards for which vesting has not occurred will be forfeited according to the provisions of the applicable Long-Term Incentive Plan, unless otherwise determined by the Compensation Committee. Protection period means three months before and twelve months after a Change in Control of the Company.

Death or

Disability

Involuntary termination without cause or for good reason, not during a protection period.

Paid in weekly installments, except bonus

Involuntary termination without cause or for good reason, and during a protection period (change of control).

Paid as a lump sum

Severance	$-One year’s Base Pay	Annual Base Pay x 2.5
Lump Sum Annual	-Previous FY’s	Previous FY Bonus
Incentive	Bonus	x 2.5
Car Allowance	-One year’s auto allowance	Annual auto allowance x 2.5
Transitional Health Care Reimbursement	- $30,000	$75,000

End.

Initial Initial